Exhibit 23.1

Consent Independent Registered Public Accounting Firm

We hereby consent to the inclusion in this Registration Statement on Form S-1, of our report dated March 28, 2016, of Focus Universal Inc. relating to the consolidated financial statements as of December 31, 2015 and for the nine months ended December 31, 2015.

We also consent to the reference to our firm under the caption “Experts” in the Registration Statement.

/S/ DYH & Company

Irvine, California

November 4, 2016